Exhibit 99.1

ATI Physical Therapy Reports Second Quarter 2022 Results

  Revises Guidance for Full Year 2022

BOLINGBROOK, IL – August 8, 2022 – ATI Physical Therapy, Inc. (“ATI” or the “Company”) (NYSE: ATIP), the largest single-branded outpatient physical therapy provider in the United States, today reported financial results for the second quarter ended June 30, 2022.

“Patient demand remains strong as referrals and visits continued to increase quarter over quarter.  While the productivity of our providers increased quarter over quarter, allowing more patients to receive timely care, we did not meet our growth targets,” said Sharon Vitti, Chief Executive Officer of ATI.  “We believe the opportunities in front of us are within reach, and our teams are aggressively working to expand our provider workforce and increase capacity to care for more patients.”

Joe Jordan, Chief Financial Officer of ATI, said, “The company continues to navigate headwinds within a tight labor market.  While revenue and margin increased quarter over quarter as the Company continues to work to increase clinic and labor utilization, the pace of improvement has been muted in the second quarter by a competitive market for physical therapists.  While turnover has improved year over year, with an ATI clinician annualized turnover rate of 27% in the second quarter (37% inclusive of contractors), our hiring has not grown to the levels required to support our growth plans.  As such, we revised full year 2022 guidance.  With this and a rising interest rate environment, we also recorded non-cash goodwill and intangible asset impairment charges in the quarter totaling approximately $128 million.”

Ms. Vitti continued, “There is much work to be done, and I look forward to leading this talented team as they continue to write ATI’s next chapter with tenacity and purpose.”

Second Quarter 2022 Results

Supplemental tables of key performance metrics for the first quarter of 2019 through the second quarter of 2022 are presented after the financial statements at the end of this press release.  Commentary on performance results in the second quarter of 2022 is as follows:

•
Net operating revenue was $163.3 million compared to $153.8 million in the first quarter of 2022 and $164.0 million in the second quarter of 2021, an increase of 6% quarter over quarter and essentially flat year over year.

■
Net patient revenue was $148.5 million compared to $138.9 million in the first quarter of 2022 and $146.7 million in the second quarter of 2021, an increase of 7% quarter over quarter and 1% year over year.  See below for discussion of drivers to net patient revenue, i.e. patient visits and Rate per Visit.

■
Other revenue was $14.8 million compared to $14.9 million in the first quarter of 2022 and $17.4 million in the second quarter of 2021, a decrease of 1% quarter over quarter and 15% year over year.  The year over year decrease was mostly due to sale of the Home Health service line on October 1, 2021.

•	Visits per Day (“VPD”) were 22,403 compared to 21,062 in the first quarter of 2022 and 21,569 in the second quarter of 2021, an increase of 6% quarter over quarter and 4% year over year.

VPD per Clinic were 24.2 compared to 22.9 in the first quarter of 2022 and 24.3 in the second quarter of 2021, an increase of 1.3 visits quarter over quarter and a decrease of 0.1 visit year over year.  The increase was muted by the tight labor market for physical therapists with clinical FTE essentially flat quarter over quarter.

•
Rate per Visit was $103.57 compared to $103.06 in the first quarter of 2022 and $106.26 in the second quarter of 2021, essentially flat quarter over quarter and a decrease of 3% year over year.  The year over year decrease was primarily due to the 2022 Medicare Physician Fee Schedule, which introduced a 0.75% decrease in overall rates and an additional 15% decrease in rates paid for services performed by physical therapy assistants, and unfavorable mix shifts in payors, states and services.

•
Salaries and related costs were $89.6 million compared to $87.4 million in the first quarter of 2022 and $80.9 million in the second quarter of 2021, an increase of 3% quarter over quarter due to wage inflation and an increase of 11% year over year due to higher number of clinical FTE and wage inflation.

PT salaries and related costs per Visit were $53.64 compared to $55.47 in the first quarter of 2022 and $48.22 in the second quarter of 2021, a decrease of 3% quarter over quarter due to improved labor productivity partially offset by wage inflation and an increase of 11% year over year primarily due to wage inflation, adding clinic support staff, and lower labor productivity.

•
Rent, clinic supplies, contract labor and other was $50.4 million compared to $51.6 million in the first quarter of 2022 and $44.1 million in the second quarter of 2021, a decrease of 2% quarter over quarter due to lower expenditures on a per clinic basis and an increase of 14% year over year due to more clinics and higher expenditures on a per clinic basis.

PT rent, clinic supplies, contract labor and other per Clinic was $53,017 compared to $54,472 in the first quarter of 2022 and $47,857 in the second quarter of 2021, a decrease of 3% quarter over quarter primarily due to lower spend related to clinical events and an increase of 11% year over year primarily driven by greater use of contract labor compared to prior year while the Company works to fill open positions.

•	Provision for doubtful accounts was $3.5 million compared to $3.6 million in the second quarter of 2021. PT provision as a percent of net patient revenue was 2% in both quarters.

•
Selling, general and administrative expenses were $31.8 million compared to $30.0 million in the first quarter of 2022 and $26.4 million in the second quarter of 2021, an increase of 6% quarter over quarter primarily due to a probable legal settlement arising from a payor billing dispute, partially offset by lower debt refinancing fees, and an increase of 21% year over year due to the aforementioned legal settlement, higher public company operating costs and non-ordinary legal and regulatory costs, partially offset by lower transaction costs.

•
Non-cash goodwill impairment charge was approximately $87.9 million, and the non-cash trade name indefinite-lived intangible asset impairment charge was approximately $40.0 million.  Due to an increase in discount rate, driven by an increase in Treasury rates, and revised near-term Company expectations given current labor market headwinds it was determined that the fair value amounts of goodwill and trade name were below their respective carrying amounts.

•	Income tax benefit was $13.0 million compared to $23.3 million in the first quarter of 2022 and $19.7 million in the second quarter of 2021.

•	Net loss was $135.7 million compared to $138.2 million in the first quarter of 2022 and $439.1 million in the second quarter of 2021.

•
Adjusted EBITDA[1] was $5.4 million compared to $(4.7) million in the first quarter of 2022 and $24.0 million in the second quarter of 2021.  Quarter over quarter, the increase was primarily driven by higher revenue, lower rent, clinic supplies, and contract labor costs and lower provision for doubtful accounts.  Year over year, the decrease was primarily due to higher cost of services and higher selling, general, and administrative expenses as detailed above.

Adjusted EBITDA margin was 3% compared to (3)% in the first quarter of 2022 and 15% in the second quarter of 2021.

•	Net increase (decrease) in cash was $31.1 million year-to-date 2022 compared to $(51.6) million in the first six months of 2021.

Operating cash use was $32.7 million year-to-date 2022 compared to $27.1 million in the first six months of 2021.  Cash repaid in connection with the Medicare Accelerated and Advance Payment Program (“MAAPP”) under the CARES Act was $10.8 million year-to-date 2022 compared to $3.8 million in the first six months of 2021.

Investing cash use was $17.6 million year-to-date 2022, with 22 new clinics opened, compared to $18.9 million in the first six months of 2021 and 20 new clinics opened.

Financing cash generation (use) was $81.4 million year-to-date 2022 compared to $(5.5) million in the first six months of 2021.  In February 2022, the Company refinanced its first lien term loan with a new credit agreement and issued Series A preferred stock with detachable warrants, adding approximately $77 million to the balance sheet after payment of transaction fees.

Summary of key balance sheet items as of June 30, 2022 is as follows:

•
Cash and cash equivalents totaled $79.7 million, and the revolving credit facility was undrawn with available capacity of $48.2 million, net of usage by letters of credit, equaling $127.9 million in available liquidity.

1 Refer to “Non-GAAP Financial Measures” below.

The Company’s credit agreement includes a minimum liquidity covenant of $30.0 million through the first quarter of 2024.  Liquidity, as defined under the Company’s credit agreement, was $103.8 million as of June 30, 2022.

Other notable achievements in the second quarter of 2022 were as follows:

•
Opened 10 new clinics in existing states, including Maryland and Pennsylvania; and 6 clinics were closed.  This brings the total number of clinics to 926.  The Company continues to capitalize on growth opportunities in individual markets, while optimizing its footprint and financial return in other local markets.

•	Net Promotor Score (“NPS”) of 75 and Google Star Rating of 4.9, reflecting continued high customer satisfaction and brand loyalty.

2022 Guidance

ATI revises full year 2022 guidance for net operating revenue to be in a range of $635 million to $655 million and Adjusted EBITDA2 to be in a range of $5 million to $15 million.  The change in guidance is driven by the challenging labor market reducing the number of clinical FTE expected in the second half of 2022 along with increasing labor cost pressures.

The Company maintains new clinic openings guidance to be approximately 35.

Second Quarter 2022 Earnings Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 8, 2022 to review second quarter 2022 financial results.  The conference call can be accessed via a live audio webcast. To join, please access the following web link, Q2 2022 Earnings Conference Call, on the Company’s investor relations website at https://investors.atipt.com at least 15 minutes early to register, and download and install any necessary audio software.  A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our more than 900 locations in 25 states.  With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards designed to deliver predictable outcomes for our patients with musculoskeletal (MSK) issues.  ATI’s offerings span across a broad spectrum for MSK-related issues.  From preventative services in the workplace and athletic training support to outpatient clinical services and online physical therapy via our online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com.  ATI is based in Bolingbrook, Illinois.

2 Refer to “Non-GAAP Financial Measures” below.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements may generally be identified by the use of words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "project," "forecast," "predict," "potential," "seem," "seek," "future," "outlook," "target" or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters.  These forward-looking statements include, but are not limited to, statements regarding expected clinical FTE, the impact of physical therapist attrition, anticipated visit and referral volumes and other factors that may impact the Company’s overall profitability and estimates and forecasts of other financial and performance metrics and projections of market opportunity.  These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of ATI's management and are not predictions of actual performance.  These forward-looking statements are estimates only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance or a definitive statement of fact or probability.  Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of ATI.  These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to:

(i)	changes in domestic business, market, financial, political and legal conditions, including shifts and trends in payor mix;
(ii)	the ability to execute on our sales and marketing strategies;
(iii)	the ability to maintain the listing of the Company's securities on NYSE;
(iv)
risks related to the execution of ATI's business strategy, including but not limited to ramping of visits, growing clinical headcount, and opening new clinics, and the timing of expected business milestones;

(v)
the effects of competition on ATI's future business and the ability of ATI to grow and manage growth profitably, maintain relationships with patients, payors and referral sources and retain its management and key employees;

(vi)	the ability of the Company to attract and retain physical therapists consistent with its business plan;
(vii)	the ability of the Company to develop new and retain and expand relationships with referral sources;
(viii)
the outcome of any legal proceedings or regulatory investigations that have or may be instituted against the Company or any of its directors or officers and the availability of insurance coverage for such matters;

(ix)	the ability of the company to comply with its covenants in its credit facility and preferred stock financing arrangements or to redeem preferred stock;
(x)	the ability of the Company to issue equity or equity-linked securities or obtain debt financing in the future;
(xi)	risks related to political and macroeconomic uncertainty, including recession, inflation, higher interest rates and the ongoing conflict between Russia and Ukraine;
(xii)	the impact of the global COVID-19 pandemic (and existing or emerging variants) on any of the foregoing risks;
(xiii)	risks related to the impact on our workforce of mandatory COVID-19 vaccination of employees;
(xiv)
risks related to further impairments of goodwill and other intangible assets, which represent a significant portion of the Company’s total assets, especially in view of the Company’s recent market valuation;

(xv)
risks associated with the Company’s inability to remediate material weaknesses in internal controls over financial reporting related to income taxes and to maintain effective internal controls over financial reporting; and

those factors discussed in our amended S-1 registration statement filed with the SEC on April 12, 2022 under the heading "Risk Factors," and our Form 10-K for the fiscal year ended December 31, 2021 and other documents filed, or to be filed, by ATI with the SEC.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements, including our forecast update.  There may be additional risks that ATI does not presently know or that ATI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements in this communication reflect ATI's expectations, plans or forecasts of future events and views as of the date of this communication.  ATI anticipates that subsequent events and developments will cause ATI's assessments with respect to these forward-looking statements to change.  However, while ATI may elect to update these forward-looking statements at some point in the future, ATI specifically disclaims any obligation to publicly update any forward-looking statement, whether written or oral, which may be made from time to time, whether as a result of new information, future developments or otherwise, unless required by applicable law.  These forward-looking statements should not be relied upon as representing ATI's assessments as of any date subsequent to the date of this press release.  Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA margin.”  We believe Adjusted EBITDA and Adjusted EBITDA margin (i.e. Adjusted EBITDA divided by Net Operating Revenue) assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.  Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures.  Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP.  Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.  Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.  We are unable to provide a reconciliation between forward-looking Adjusted EBITDA to its comparable GAAP financial measure without unreasonable effort, due to the high difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy by the date of this release.

Contacts

Investors:

Joanne Fong
SVP, Treasurer and Head of Investor Relations
ATI Physical Therapy
investors@atipt.com
(630) 296-2222 x 7131

Press Inquiries:

Rob Manker
Director of Customer Marketing & Public Relations
ATI Physical Therapy
warren.manker@atipt.com
630-296-2222 ext. 7432

Alexis Feinberg
ICR Westwicke
alexis.feinberg@westwicke.com
203-939-2225

ATI Physical Therapy, Inc.
Condensed Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net patient revenue	$148,506	$146,679	$287,431	$278,950
Other revenue	14,787	17,354	29,684	34,145
Net operating revenue	163,293	164,033	317,115	313,095

Cost of services:
Salaries and related costs	89,606	80,917	177,021	161,571
Rent, clinic supplies, contract labor and other	50,405	44,079	102,020	87,375
Provision for doubtful accounts	3,506	3,585	8,611	10,756
Total cost of services	143,517	128,581	287,652	259,702
Selling, general and administrative expenses	31,808	26,391	61,832	51,117
Goodwill and intangible asset impairment charges	127,820	453,331	283,561	453,331
Operating loss	(139,852)	(444,270)	(315,930)	(451,055)
Change in fair value of warrant liability	(1,184)	(4,539)	(2,861)	(4,539)
Change in fair value of contingent common shares liability	(1,496)	(20,948)	(25,830)	(20,948)
Loss on settlement of redeemable preferred stock	—	14,037	—	14,037
Interest expense, net	11,379	15,632	20,035	31,719
Interest expense on redeemable preferred stock	—	4,779	—	10,087
Other expense, net	205	5,626	2,986	5,779
Loss before taxes	(148,756)	(458,857)	(310,260)	(487,190)
Income tax benefit	(13,033)	(19,731)	(36,314)	(30,246)
Net loss	(135,723)	(439,126)	(273,946)	(456,944)

ATI Physical Therapy, Inc.
Condensed Consolidated Balance Sheets
($ in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$79,680	$48,616
Accounts receivable (net of allowance for doubtful accounts of $47,809 and $53,533 at June 30, 2022 and December 31, 2021, respectively)	83,193	82,455
Prepaid expenses	14,663	9,303
Other current assets	13,013	3,204
Total current assets	190,549	143,578

Property and equipment, net	134,883	139,730
Operating lease right-of-use assets	245,886	256,646
Goodwill, net	404,374	608,811
Trade name and other intangible assets, net	331,951	411,696
Other non-current assets	2,013	2,233
Total assets	$1,309,656	$1,562,694

Liabilities, Mezzanine Equity and Stockholders' Equity:
Current liabilities:
Accounts payable	$14,369	$15,146
Accrued expenses and other liabilities	65,453	64,584
Current portion of operating lease liabilities	52,037	49,433
Current portion of long-term debt	—	8,167
Total current liabilities	131,859	137,330

Long-term debt, net	478,527	543,799
Warrant liability	1,480	4,341
Contingent common shares liability	19,530	45,360
Deferred income tax liabilities	31,145	67,459
Operating lease liabilities	237,821	250,597
Other non-current liabilities	1,935	2,301
Total liabilities	902,297	1,051,187
Commitments and contingencies
Mezzanine equity:
Series A Senior Preferred Stock, $0.0001 par value; 1.0 million shares authorized; $1,042.35 stated value per share and 0.2 million shares issued and outstanding at June 30, 2022; none issued and outstanding at December 31, 2021	140,340	—
Stockholders' equity:
Class A common stock, $0.0001 par value; 470.0 million shares authorized; 207.2 million shares issued, 198.0 million shares outstanding at June 30, 2022; 207.4 million shares issued, 197.4 million shares outstanding at December 31, 2021	20	20
Treasury stock, at cost, 0.05 million shares and 0.03 million shares at June 30, 2022 and December 31, 2021, respectively	(129)	(95)
Additional paid-in capital	1,375,241	1,351,597
Accumulated other comprehensive income	6,488	28
Accumulated deficit	(1,120,428)	(847,132)
Total ATI Physical Therapy, Inc. equity	261,192	504,418
Non-controlling interests	5,827	7,089
Total stockholders' equity	267,019	511,507
Total liabilities, mezzanine equity and stockholders' equity	$1,309,656	$1,562,694

ATI Physical Therapy, Inc.
Condensed Consolidated Statements of Cash Flows

($ in thousands)
(unaudited)

	Six Months Ended
	June 30, 2022	June 30, 2021
Operating activities:
Net loss	$(273,946)	$(456,944)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill and intangible asset impairment charges	283,561	453,331
Depreciation and amortization	20,369	18,768
Provision for doubtful accounts	8,611	10,756
Deferred income tax provision	(36,314)	(30,246)
Amortization of right-of-use assets	24,071	22,349
Non-cash share-based compensation	3,919	3,616
Amortization of debt issuance costs and original issue discount	1,407	2,045
Non-cash interest expense on redeemable preferred stock	—	10,087
Loss on extinguishment of debt	2,809	5,534
Loss on settlement of redeemable preferred stock	—	14,037
(Gain) loss on disposal and impairment of assets	(163)	472
Change in fair value of warrant liability	(2,861)	(4,539)
Change in fair value of contingent common shares liability	(25,830)	(20,948)
Changes in:
Accounts receivable, net	(9,349)	(3,767)
Prepaid expenses and other current assets	(7,555)	(1,621)
Other non-current assets	22	(199)
Accounts payable	1,850	1,943
Accrued expenses and other liabilities	10,803	(21,117)
Operating lease liabilities	(23,427)	(27,563)
Other non-current liabilities	45	766
Medicare Accelerated and Advance Payment Program Funds	(10,759)	(3,869)
Net cash used in operating activities	(32,737)	(27,109)

Investing activities:
Purchases of property and equipment	(17,841)	(18,186)
Purchases of intangible assets	—	(1,025)
Proceeds from sale of property and equipment	146	20
Proceeds from sale of clinics	77	248
Net cash used in investing activities	(17,618)	(18,943)
Financing activities:
Proceeds from long-term debt	500,000	—
Deferred financing costs	(12,952)	—
Original issue discount	(10,000)	—
Principal payments on long-term debt	(555,048)	(452,117)
Proceeds from issuance of Series A Senior Preferred Stock	144,667	—
Proceeds from issuance of 2022 Warrants	20,333	—
Cash inflow from Business Combination	—	229,338
Payments to Series A Preferred stockholders	—	(59,000)
Proceeds from shares issued through PIPE investment	—	300,000
Equity issuance costs and original issue discount	(4,935)	(19,233)
Taxes paid on behalf of employees for shares withheld	(34)	—
Distribution to non-controlling interest holders	(612)	(4,495)
Net cash provided by (used in) financing activities	81,419	(5,507)

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	31,064	(51,559)
Cash and cash equivalents at beginning of period	48,616	142,128
Cash and cash equivalents at end of period	$79,680	$90,569

Supplemental noncash disclosures:
Derivative changes in fair value	$(6,460)	$(1,197)
Purchases of property and equipment in accounts payable	$1,550	$1,174
Warrant liability recognized upon the closing of the Business Combination	$—	$(26,936)
Contingent common shares liability recognized upon the closing of the Business Combination	$—	$(220,500)
Shares issued to Wilco Holdco Series A Preferred stockholders	$—	$128,453

Other supplemental disclosures:
Cash paid for interest	$17,822	$28,716
Cash paid for taxes	$55	$30

ATI Physical Therapy, Inc.
Supplemental Tables of Key Performance Metrics

	Financial Metrics ($ in 000’s)
	Net Patient Revenue	Other Revenue	Net Operating Revenue	Adjusted EBITDA(1)	Adj EBITDA margin(1)
Q1 2019	$170,940	$16,277	$187,217	$25,989	13.9%
Q2 2019	$182,757	$16,015	$198,772	$33,342	16.8%
Q3 2019	$179,561	$16,624	$196,185	$29,455	15.0%
Q4 2019	$184,338	$18,946	$203,284	$39,606	19.5%
Q1 2020	$164,939	$17,799	$182,738	$26,487	14.5%
Q2 2020	$95,003	$12,751	$107,754	$1,189	1.1%
Q3 2020	$132,803	$15,852	$148,655	$17,321	11.7%
Q4 2020	$136,840	$16,266	$153,106	$18,622	12.2%
Q1 2021	$132,271	$16,791	$149,062	$5,590	3.8%
Q2 2021	$146,679	$17,354	$164,033	$23,999	14.6%
Q3 2021	$141,855	$17,158	$159,013	$8,539	5.4%
Q4 2021	$140,275	$15,488	$155,763	$1,643	1.1%
Q1 2022	$138,925	$14,897	$153,822	$(4,695)	(3.1)%
Q2 2022	$148,506	$14,787	$163,293	$5,436	3.3%

(1)	Excludes CARES Act Provider Relief Funds of $44.3 million in the second quarter of 2020, $23.1 million in the third quarter of 2020, and $24.1 million in the fourth quarter of 2020.

	Operational Metrics: PT Clinics
	Ending Clinic Count	Visits per Day(1)	Clinical FTE(2)	VPD per cFTE(3)	Annualized Clinician Adds %(4)	Annualized Clinician Turnover %(5)
Q1 2019	825	24,142	2,833	8.5	20%	19%
Q2 2019	836	25,527	2,862	8.9	26%	21%
Q3 2019	847	25,229	2,901	8.7	37%	26%
Q4 2019	872	25,693	2,936	8.8	17%	26%
Q1 2020	868	22,855	2,841	8.0	17%	22%
Q2 2020	866	12,643	1,487	8.5	0%	20%
Q3 2020	873	18,159	2,004	9.1	9%	82%
Q4 2020	875	19,441	2,214	8.8	43%	34%
Q1 2021	882	19,520	2,284	8.5	44%	32%
Q2 2021	889	21,569	2,325	9.3	44%	44%
Q3 2021	900	20,674	2,359	8.8	63%	41%
Q4 2021	910	20,649	2,490	8.3	44%	37%
Q1 2022	922	21,062	2,466	8.5	39%	28%
Q2 2022	926	22,403	2,465	9.1	38%	37%

(1)	Equals patient visits divided by operating days.
(2)	Represents clinical staff hours divided by 8 hours divided by number of paid days.
(3)	Equals patient visits divided by operating days divided by clinical full-time equivalent employees.
(4)	Represents clinician headcount new hire adds divided by average clinician headcount, multiplied by 4 to annualize.
(5)	Represents clinician headcount separations divided by average clinician headcount, multiplied by 4 to annualize.

	Unit Economics: PT Clinics ($ actual)
	PT Revenue per Clinic(1)	VPD per Clinic(2)	PT Rate per Visit(3)	PT Salaries per Visit(4)	PT Rent and Other per Clinic(5)	PT Provision as % PT Revenue(6)
Q1 2019	$208,803	29.5	$112.39	$57.21	$48,682	4.3%
Q2 2019	$219,748	30.7	$111.87	$55.21	$48,130	3.2%
Q3 2019	$213,255	30.0	$111.21	$56.47	$48,995	2.8%
Q4 2019	$213,767	29.8	$112.10	$54.65	$47,843	2.1%
Q1 2020	$189,658	26.3	$112.76	$55.11	$50,258	3.6%
Q2 2020	$109,872	14.6	$117.41	$53.39	$43,621	4.1%
Q3 2020	$152,472	20.8	$112.51	$53.83	$44,140	2.2%
Q4 2020	$155,913	22.2	$109.98	$52.16	$47,168	2.4%
Q1 2021	$150,536	22.2	$107.56	$54.14	$47,722	5.4%
Q2 2021	$165,241	24.3	$106.26	$48.22	$47,857	2.4%
Q3 2021	$158,556	23.1	$105.56	$53.70	$49,499	2.5%
Q4 2021	$154,772	22.8	$104.51	$55.73	$50,976	1.5%
Q1 2022	$151,225	22.9	$103.06	$55.47	$54,472	3.7%
Q2 2022	$160,431	24.2	$103.57	$53.64	$53,017	2.4%

(1)	Equals Net Patient Revenue divided by average clinics over the quarter.
(2)	Equals patient visits divided by operating days divided by average clinics over the quarter
(3)	Equals Net Patient Revenue divided by patient visits.
(4)	Equals estimated patient-related portion of Salaries and Related Costs divided by patient visits.
(5)	Equals estimated patient-related portion of Rent, Clinic Supplies, Contract Labor and Other divided by average clinics over the quarter.
(6)	Equals estimated patient-related portion of Provision for Doubtful Accounts divided by Net Patient Revenue.

	Customer Satisfaction Metrics
	Net Promoter Score(1)	Google Star Rating(2)
Q1 2019	77	4.6
Q2 2019	79	4.9
Q3 2019	78	4.9
Q4 2019	79	4.8
Q1 2020	77	4.9
Q2 2020	77	4.9
Q3 2020	78	4.6
Q4 2020	76	4.7
Q1 2021	75	4.9
Q2 2021	77	4.9
Q3 2021	73	4.9
Q4 2021	78	4.8
Q1 2022	74	4.9
Q2 2022	75	4.9

(1)	NPS measures customer experience from ATI patient survey responses. The score is calculated as the percentage of promoters less the percentage of detractors.
(2)
A Google Star rating is a five-star rating scale that ranks businesses based on customer reviews. Customers are given the opportunity to leave a business review after interacting with a business, which involves choosing from one star (poor) to five stars (excellent).

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022
Net loss	$(135,723)	$(138,223)
Plus (minus):
Net loss attributable to non-controlling interests	177	473
Interest expense, net	11,379	8,656
Income tax benefit	(13,033)	(23,281)
Depreciation and amortization expense	10,055	9,900
EBITDA	$(127,145)	$(142,475)
Goodwill and intangible asset impairment charges(1)	127,820	155,741
Goodwill and intangible asset impairment charges attributable to non-controlling interests(1)	(654)	(940)
Changes in fair value of warrant liability and contingent common shares liability(2)	(2,680)	(26,011)
Loss on debt extinguishment(3)	—	2,809
Loss on legal settlement(4)	3,000	—
Non-ordinary legal and regulatory matters(5)	2,202	2,497
Share-based compensation	2,004	1,964
Transaction and integration costs(6)	603	1,538
Pre-opening de novo costs(7)	286	381
Gain on sale of Home Health service line, net	—	(199)
Adjusted EBITDA	$5,436	$(4,695)

(1)	Represents non-cash charges related to the write-down of goodwill and trade name indefinite-lived intangible assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)	Represents charges related to the derecognition of the unamortized deferred financing costs and original issuance discount associated with the full repayment of the 2016 first lien term loan.
(4)	Represents estimated charge for probable net settlement liability related to billing dispute.
(5)	Represents non-ordinary course legal costs related to the previously-disclosed ATIP shareholder class action complaints, derivative complaint and SEC inquiry.
(6)	Represents costs related to the Business Combination with FVAC II and non-capitalizable debt transaction costs.
(7)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2021
Net income (loss)	$1,690	$(326,774)	$(439,126)	$(17,818)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(869)	2,109	3,769	(1,309)
Interest expense, net	7,215	7,386	15,632	16,087
Interest expense on redeemable preferred stock	—	—	4,779	5,308
Income tax benefit	(5,381)	(35,333)	(19,731)	(10,515)
Depreciation and amortization expense	10,005	9,222	9,149	9,619
EBITDA	12,660	(343,390)	(425,528)	1,372
Goodwill and intangible asset impairment charges(1)	—	508,972	453,331	—
Goodwill and intangible asset impairment charges attributable to non-controlling interest(1)	—	(2,928)	(5,021)	—
Changes in fair value of warrant liability and contingent common shares liability(2)	(10,046)	(162,202)	(25,487)	—
Gain on sale of Home Health service line, net	(5,846)	—	—	—
Reorganization and severance costs(3)	—	3,551	—	362
Transaction and integration costs(4)	955	2,335	3,580	2,918
Share-based compensation	905	1,248	3,112	504
Pre-opening de novo costs(5)	543	511	441	434
Non-ordinary legal and regulatory matters(6)	2,472	442	—	—
Loss on debt extinguishment(7)	—	—	5,534	—
Loss on settlement of redeemable preferred stock(8)	—	—	14,037	—
Adjusted EBITDA	$1,643	$8,539	$23,999	$5,590

(1)	Represents non-cash charges related to the write-down of goodwill and trade name indefinite-lived intangible assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of Warrants, Earnout Shares and Vesting Shares.
(3)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(4)
Represents costs related to the Company’s business combination with FVAC II, non-capitalizable debt transaction costs, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(5)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(6)	Represents non-ordinary course legal costs related to the previously-disclosed ATIP shareholder class action complaints, derivative complaint and SEC inquiry.
(7)
Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan.

(8)
Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the business combination with FVAC II.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2020	2020	2020	2020
Net income (loss)	$2,190	$1,022	$4,596	$(8,106)
Plus (minus):
Net income attributable to non-controlling interests	(987)	(901)	(1,855)	(1,330)
Interest expense, net	16,404	17,346	17,683	17,858
Interest expense on redeemable preferred stock	5,154	4,896	4,604	4,377
Income tax (benefit) expense	(2,033)	2,322	3,568	(1,792)
Depreciation and amortization expense	10,072	9,880	9,763	9,985
EBITDA	30,800	34,565	38,359	20,992
Reorganization and severance costs(1)	679	4,436	1,255	1,142
Transaction and integration costs(2)	3,747	75	100	868
Share-based compensation	503	473	466	494
Pre-opening de novo costs(3)	335	368	268	594
Business optimization costs(4)	2,450	519	5,011	2,397
Charges related to lease terminations(5)	4,253	—	—	—
Adjusted EBITDA	$42,767	$40,436	$45,459	$26,487

(1)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(2)
Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(3)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(4)
Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.

(5)	Represents charges related to lease terminations prior to the end of term for corporate facilities no longer in use.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2019	2019	2019	2019
Net income (loss)	$31,914	$(6,046)	$(4,816)	$(11,303)
Plus (minus):
Net income attributable to non-controlling interests	(1,234)	(878)	(933)	(1,355)
Interest expense, net	18,022	19,263	19,927	19,760
Interest expense on redeemable preferred stock	4,206	4,000	3,763	3,542
Income tax benefit	(36,095)	(2,055)	(1,825)	(4,044)
Depreciation and amortization expense	9,884	9,567	9,635	10,018
EBITDA	26,697	23,851	25,751	16,618
Reorganization and severance costs(1)	3,401	120	775	4,035
Transaction and integration costs(2)	3,998	198	310	29
Share-based compensation	(57)	559	795	525
Pre-opening de novo costs(3)	438	757	487	593
Business optimization costs(4)	5,129	3,970	5,224	4,189
Adjusted EBITDA	$39,606	$29,455	$33,342	$25,989

(1)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(2)
Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(3)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(4)
Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.